Exhibit 10.56

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is made and entered into effective as of October 1, 2002 by and between Charles & Colvard, Ltd., a North Carolina company with its principal office at 3800 Gateway Boulevard, Suite 311, Morrisville, North Carolina, 27560 (the “Company), and Dennis M. Reed, an individual currently residing in Cary, North Carolina (“Employee”).

Statement of Purpose

Employee is presently employed by the Company as Vice President of Sales. Employee and the Company desire to provide for continued salary payments to Employee in the event Employee is terminated by the Company without cause, all subject to the terms and conditions of this Agreement.

Therefore, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.        Salary. The annual salary of Employee is $ 150,000 (the “Initial Annual Salary”) to be paid in accordance with the Company’s payroll practices as in existence from time to time.

2.        Salary Continuation. In the event Employee is terminated by the Company within eighteen months of Employee’s October 1, 2002 date of hire for any reason other than Just Cause (as defined in Section 3 below), the Company shall pay to Employee, for a period of twelve (12) months following such termination, the Initial Annual Salary, in accordance with the Company’s normal payroll practices.

3.        Termination for Just Cause. The Company shall have the right to terminate the Employee’s employment under this Agreement at any time without cause, which termination shall be effective immediately, but shall be subject to Section 2 of this Agreement. In the event the Employee’s employment is terminated for Just Cause, the Employee shall have no right to receive compensation under this Agreement for any period after such termination other than compensation or other benefits already accrued and owing to Employee. Termination for “Just Cause” shall include termination for the Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), written Company policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, misappropriation of the Company’s assets (determined on a reasonable basis), disability or material breach of any other provision of this Agreement. The determination of whether “Just Cause” exists for termination shall be made by the Board of Directors of the Company in its sole discretion. For purposes of this section, the term “disability” means the inability of Employee, due to the condition of her physical, mental or emotional health, to satisfactorily perform the duties of her employment hereunder for a continuous three month period; provided further that if the Company furnishes long term disability insurance for the Employee, the term “disability” shall mean that continuous period sufficient to allow for the long term disability payments to commence pursuant to the Company’s long term disability insurance policy.

4.        Change of Control. In the event of a Change of Control of the Company at any time after the date hereof, Employee may voluntarily terminate employment with Company up until six (6) weeks after the Change of Control for “Good Reason” and, subject to Section 6, (y) be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the then existing term, an amount equal to the Initial Annual Salary times 2.99, and (z) shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Company generally are eligible, or comparable plans or coverage, for a period of two years following termination of employment by the Employee, on the same terms as were in effect either (A) at the date of such termination, or (B) if such plans and programs in effect prior to the Change of Control of Company are, considered together as a whole, materially more generous to the officers of Company, then at the date of the Change of Control. Any equity based incentive compensation (including but not limited to stock options, SARs, etc.) shall fully vest and be immediately exercisable in full upon a Change in Control, not withstanding any provision in any applicable plan. Any such benefits shall be paid by the Company to the same extent as they were so paid prior to the termination or the Change of Control of Company.

“Good Reason” shall mean the occurrence of any of the following events without the Employee’s express written consent:

(i)       the assignment to the Employee of duties inconsistent with the position and status of the Employee with the Company immediately prior to the Change of Control;

(ii)      a reduction by the Company in the Employee’s pay grade or base salary as then in effect, or the exclusion of Employee from participation in Company’s benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the Term;

(iii)     an involuntary relocation of the Employee more than 50 miles from the location where the Employee worked immediately prior to the Change in Control or the breach by the Company of any material provision of this Agreement; or

(iv)     any purported termination of the employment of Employee by Company which is not effected in accordance with this Agreement.

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (ii) during the then existing term of the Agreement, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Company’s Board of Directors, plus new directors whose election by the Company’s shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Company, cease for any reason during such year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the

Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (v) any event which the Company’s Board of Directors determines should constitute a Change of Control.

5.        Employee’s Right to Payments. In receiving any payments required pursuant to this Agreement, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder, and such amounts shall not be reduced or terminated whether or not the Employee obtains other employment.

6.        Reduction in Agreement Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the “Agreement Payments”), together with any other payments that the Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Parachute Payment”), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments. In the event the Company shall make an Agreement Payment to the Employee that would constitute a Parachute Payment, the Employee shall return such payment to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Employee has effectively waived in writing shall be taken into account.

7.        Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes any prior agreements between them, whether written or oral.

8.        Waiver. The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

9.        Notices. Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

10.      Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

11.      Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

12.      Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

13.      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

14.      Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, her heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as may be specifically agreed to by the parties hereto.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

CHARLES & COLVARD, LTD.
By:	/s/ ROBERT S. THOMAS

Robert S. Thomas, President

EMPLOYEE
/s/ DENNIS M. REED

Dennis M. Reed

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